Exhibit 5.1

April 8, 2009	Mayer Brown LLP 71 South Wacker Drive Chicago, Illinois 60606-4637 Main Tel (312) 782-0600 Main Fax (312) 701-7711 www.mayerbrown.com

WFN Credit Company, LLC

220 West Schrock Road

Westerville, Ohio 43801

Re:	World Financial Network Credit Card Master Note Trust, Series 2009-A
Registration Statement on Form S-3 (No. 333-133170)

Ladies and Gentlemen:

We have acted as special counsel to WFN Credit Company, LLC, a Delaware limited liability company (“WFN LLC”), World Financial Network Credit Card Master Trust (“WFNMT”) and World Financial Network Credit Card Master Note Trust (the “Trust”), in connection with (a) the filing by WFN LLC with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”) of the above-captioned Registration Statement (as amended, the “Registration Statement”), registering notes representing debt of the Trust, and (b) the offering of the $560,000,000 Class A Asset Backed Notes, Series 2009-A (the “Class A Notes”), $26,582,278 Class M Asset Backed Notes, Series 2009-A (the “Class M Notes”), $33,670,886 Class B Asset Backed Notes, Series 2009-A (the “Class B Notes”) and $88,607,595 Class C Asset Backed Notes, Series 2009-A (the “Class C Notes,” and together with the Class A Notes, the Class M Notes and the Class B Notes, the “Notes”) described in the Prospectus, dated April 6, 2009 (the “Base Prospectus”), and Prospectus Supplement, dated April 7, 2009 (the “Prospectus Supplement,” and together with the Base Prospectus, the “Prospectus”), which have been filed by WFN LLC pursuant to Rule 424(b) under the Act. The Notes will be issued pursuant to the Master Indenture, dated as of August 1, 2001 and as heretofore amended (the “Master Indenture”), as supplemented by an Indenture Supplement, dated as of April 14, 2009 (the “Indenture Supplement,” and together with the Master Indenture, the “Indenture”), each between the Trust and The Bank of New York Mellon Trust Company, N.A. (formerly known as The Bank of New York Trust Company, N.A. and successor to BNY Midwest Trust Company), as indenture trustee (the “Indenture Trustee”). The Notes are secured by a series of Investor Certificates (as defined in the Pooling and Servicing Agreement referred to below) issued pursuant to the Pooling and Servicing Agreement and the Collateral Series Supplement referred to below and designated pursuant thereto as the “Collateral Certificate”. The Collateral Certificate represents an undivided interest in the receivables in a portfolio of private label credit card accounts and related assets held by WFNMT. The Collateral Certificate has been issued pursuant to the Second Amended and Restated Pooling and Servicing

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and Hong Kong partnership (and its associated entities in Asia).

Mayer Brown LLP

April 8, 2009

Agreement, dated as of January 17, 1996, amended and restated as of September 17, 1999 and amended and restated a second time as of August 1, 2001 and as further heretofore amended (the “Pooling and Servicing Agreement”), between WFN LLC and The Bank of New York Mellon Trust Company, N.A. (formerly known as The Bank of New York Trust Company, N.A. and successor to BNY Midwest Trust Company), as trustee (the “Certificate Trustee”) and a Collateral Series Supplement, dated as of August 21, 2001 (as heretofore amended, the “Collateral Series Supplement”) between WFN LLC, World Financial Network National Bank and the Certificate Trustee. We have examined executed copies of the Master Indenture, the Indenture Supplement, the Pooling and Servicing Agreement, the Collateral Series Supplement (collectively, the “Transaction Documents”) and the Collateral Certificate and such other documents as we have deemed necessary for the purposes of this opinion. We are familiar with the proceedings taken by WFN LLC as transferor in connection with the authorization of the issuance and sale of the Notes, and have examined such documents and such questions of law and fact as we have deemed necessary in order to express the opinion hereinafter stated.

We are opining herein as to the effect on the subject transactions of only United States federal law and the laws of the State of New York, and we express no opinion with respect to the applicability thereto or the effect thereon of the laws of any other jurisdiction or as to any matters of municipal law or the laws of any local agencies within any state.

We have assumed that: (i) the Transaction Documents, the Collateral Certificate and the Notes have been or will be duly authorized by all necessary corporate action; (ii) the Notes will be duly issued, executed, authenticated and delivered in accordance with the provisions of the Master Indenture; (iii) the issuance and sale of the Collateral Certificate were not contrary to any applicable law, rule, regulation or order; (iv) the Collateral Certificate has been issued and sold in accordance with the terms of the Pooling and Servicing Agreement, duly executed and delivered by WFN LLC and authenticated by the Certificate Trustee in accordance with the terms of the Pooling and Servicing Agreement, and issued and delivered against payment therefor; and (v) the purchase price for the Class A Notes will be paid to WFN LLC by the various underwriters named in the Prospectus and the purchase price for the Class M Notes, the Class B Notes and the Class C Notes will be paid to WFN LLC by the affiliates of WFN LLC purchasing such Class M Notes, Class B Notes and Class C Notes.

Based on the foregoing, we are of the opinion, as of the date hereof, that (i) the Notes, upon issuance and sale thereof in the manner described in the Prospectus and as provided in the Indenture, will be binding obligations of the Trust and (ii) the Collateral Certificate is legally and validly issued, fully paid and non-assessable and the holder of the Collateral Certificate will be entitled to the benefits of the Pooling and Servicing Agreement.

Our opinions set forth above are subject to the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and general equitable principles (whether considered in a proceeding in equity or at law) and by the discretion of the court before which any proceeding therefore may be brought.

We hereby consent to the references to this firm under the heading “Legal Matters” in the Prospectus Supplement and to the filing of this opinion as part of WFN LLC’s Current Report on

Mayer Brown LLP

April 8, 2009

Form 8-K, dated April 8, 2009 for incorporation in the Registration Statement, without admitting we are “experts” within the meaning of the Act or the rules or regulations of the Commission thereunder, with respect to any part of the Registration Statement.

Very truly yours,

/s/ Mayer Brown LLP

MAYER BROWN LLP